EXECUTION VERSION

AGREEMENT OF RESIGNATION AND APPOINTMENT (this “Agreement”), dated as of March 25, 2016, by and among ION Geophysical Corporation, a corporation duly organized and existing under the laws of the State of Delaware and having its principal office at 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839 (the “Company”) Wilmington Savings Fund Society, FSB, a federal savings bank organized and existing under the laws of the United States of America and having a corporate trust office at 500 Delaware Avenue, Wilmington, Delaware 19801 (“Successor Trustee”) and Wilmington Trust, National Association, a national banking association organized and existing under the laws of the United States of America and having a corporate trust office at 15950 N. Dallas Parkway, Suite 550 Dallas, TX 75248 (“Resigning Trustee”).
RECITALS:
WHEREAS, there are currently $175,000,000 aggregate principal amount of the Company’s 8.125% Senior Secured Second Priority Notes due 2018 (the “Notes”) outstanding under an Indenture, dated as of May 13, 2013, by and between the Company, and Resigning Trustee (such Indenture, as amended and supplemented to the date hereof, the “Indenture”);
WHEREAS, the Company previously appointed Resigning Trustee as the trustee (the “Trustee”), registrar (the “Registrar”), paying agent (the “Paying Agent”) and custodian (the “Custodian”) under the Indenture;
WHEREAS, Resigning Trustee is a party to the Intercreditor Agreement (as defined in the Indenture) as second lien representative (the “Second Lien Representative”);
WHEREAS, Section 7.08 of the Indenture provides that the Trustee may resign in writing at any time and be discharged from the trust created by the Indenture by so notifying the Company;
WHEREAS, Section 7.08 of the Indenture provides that if the Trustee resigns, the Company will promptly appoint a successor Trustee; and
WHEREAS, Section 7.08 of the Indenture provides that a resignation of the Trustee and appointment of a successor Trustee will become effective only upon the successor Trustee’s acceptance of appointment as provided in such Section 7.08.
NOW, THEREFORE, the Company, Resigning Trustee and Successor Trustee, for and in consideration of the premises and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby consent and agree as follows:
1.

THE RESIGNING TRUSTEE
1.1    In accordance with Section 7.08 of the Indenture, Resigning Trustee hereby gives notice to the Company of its resignation as Trustee. The Resigning Trustee also gives notice to the Company of its resignation as Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement.
1.2    Subject to the payment of all fees and expenses owing to the Resigning Trustee (including the fees and expenses of its legal counsel), Resigning Trustee hereby assigns, transfers, delivers and confirms to Successor Trustee all right, title and interest of Resigning Trustee in and to the trust under the Indenture and all the rights, powers, and duties of the Trustee, Registrar, Paying Agent and Custodian under the Indenture and as Second Lien Representative under the Intercreditor Agreement. Resigning Trustee shall deliver to Successor Trustee, as of or promptly after the Effective Date (as defined below) hereof, all of the documents listed on Exhibit A hereto, and transfer any monies held by it pursuant to the Indenture to the Successor Trustee in accordance with the wire instructions set forth on Schedule 1 attached hereto.
1.3    Resigning Trustee hereby confirms that Schedule 2 attached hereto reflects the outstanding principal amount of the Notes as of the Effective Date.
1.4    Resigning Trustee hereby represents and warrants to Successor Trustee and to the Company that this Agreement has been duly authorized, executed and delivered on behalf of Resigning Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
2.

THE COMPANY
2.1    The Company hereby accepts the resignation of Resigning Trustee as Trustee, Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement.
2.2    The Company hereby appoints Successor Trustee as Trustee, Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement, to succeed to, and hereby vests Successor Trustee with, all the rights, powers, and duties of Resigning Trustee under the Indenture and the Intercreditor Agreement with like effect as if originally named as Trustee, Registrar, Paying Agent and Custodian in the Indenture and Second Lien Representative in the Intercreditor Agreement.
2.3    Promptly after the Effective Date of this Agreement (and in any event no later than three (3) Business Days after the Effective Date), the Company shall provide written notice to the Collateral Agent that Wilmington Trust, National Association has resigned as Trustee, Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement, and that the Company has appointed the Successor Trustee as Trustee, Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement.
2.4    Company hereby represents and warrants to Resigning Trustee and to Successor Trustee that:
(a)    this Agreement has been duly authorized, executed and delivered on behalf of the Company and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms;
(b)    each of the Notes were validly and lawfully issued; and
(c)    to the best knowledge of the Company, it is not in Default, and no Event of Default, or any event which upon notice or passage of time or both would become an Event of Default under the Indenture has occurred as of the date of this Agreement.
3.

THE SUCCESSOR TRUSTEE
3.1    Successor Trustee hereby represents and warrants to Resigning Trustee and to the Company that:
(a)    Successor Trustee is eligible under the provisions of Section 7.10 of the Indenture to act as Trustee under the Indenture; and
(b)    This Agreement has been duly authorized, executed and delivered on behalf of Successor Trustee and constitutes its legal, valid and binding obligation, enforceable in accordance with its terms.
3.2    Wilmington Savings Fund Society, FSB, hereby accepts its appointment as successor Trustee, Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement, and accepts the rights, powers, and duties of Resigning Trustee as Trustee, Registrar, Paying Agent and Custodian under the Indenture, and as Second Lien Representative under the Intercreditor Agreement, upon the terms and conditions set forth therein, with like effect as if originally named as Trustee, Registrar, Paying Agent and Custodian under the Indenture and Second Lien Representative under the Intercreditor Agreement.
3.3    Promptly after the Effective Date of this Agreement, the Successor Trustee shall cause a notice, substantially in the form of Exhibit B annexed hereto, to be sent to each Holder of the Notes in accordance with the provisions of Section 7.08 of the Indenture.
3.4    References in the Indenture to the “Corporate Trust Office of the Trustee” or other similar terms as well as the details for the Trustee contained in Section 13.02 of the Indenture shall be deemed to refer to the designated corporate trust office of Successor Trustee, which is presently located at 500 Delaware Avenue, Wilmington, Delaware 19801, Attention Patrick Healey, Facsimile No. (302) 299-3199.
3.5    Commencing on the Effective Date, the Successor Trustee shall be entitled to receive its trustee fees on the terms set forth in a separate fee letter, dated March 17, 2016, between the Company and the Successor Trustee. All provisions of the Indenture providing for the payment of fees and expenses and providing indemnities for the benefit of the Trustee, the Paying Agent, the Registrar and the Custodian shall remain in full force and effect for the benefit of the Successor Trustee, in each case, to the extent provided under the Indenture.
4.

MISCELLANEOUS
4.1    Except as otherwise expressly provided herein or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture.
4.2    This Agreement and the resignation, appointment and acceptance of the Trustee and Second Lien Representative effected hereby shall be effective as of the opening of business on the date first written above (the “Effective Date”). The resignation, appointment and acceptance of the Registrar, Paying Agent and Custodian effected hereby shall be effective as of the opening of business on April 8, 2016. The parties hereto hereby acknowledge and agree that as of the Effective Date (and with respect to the roles of Registrar, Paying Agent and Custodian, April 8, 2016) any and all references to the Trustee, Registrar, Paying Agent or Custodian in the Indenture, and to the Second Lien Representative in the Intercreditor Agreement, shall hereby mean the Successor Trustee and its permitted successors and assigns.
4.3    This Agreement does not constitute (i) a waiver by any of the parties hereto of any obligation or liability which Resigning Trustee may have incurred in connection with its serving as Trustee, Paying Agent, Custodian or Registrar under the Indenture, (ii) an assumption by Successor Trustee of (a) any liability of Resigning Trustee arising out of any action or omission by Resigning Trustee under the Indenture, or (ii) any liability under the Indenture, Intercreditor Agreement or any related document or instrument occurring prior to the Effective Date, and with respect to the roles of Registrar, Paying Agent and Custodian, occurring prior to April 8, 2016.
4.4    Notwithstanding the resignation of Resigning Trustee effected hereby, the Company shall remain obligated under Section 7.07 of the Indenture to compensate, reimburse and indemnify Resigning Trustee for its prior trusteeship under the Indenture, but only to the extent provided under the Indenture. This Agreement does not constitute a waiver or assignment by the Resigning Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture.
4.5     This Agreement does not constitute an assumption by Resigning Trustee of, and Resigning Trustee shall not be liable for, any liability arising out of any actions or omissions by Successor Trustee occurring after the applicable effectiveness of its appointment as Trustee, Registrar, Paying Agent, Custodian and Second Lien Representative hereunder.
4.6    The reasonable fees, costs and expenses incurred by Resigning Trustee and its counsel in connection with the negotiation, drafting, execution, and implementation of this Agreement shall be paid by the Company on or prior to the Effective Date. The reasonable fees, costs and expenses incurred by Successor Trustee and its counsel in connection with the negotiation, drafting, execution, and implementation of this Agreement, shall be paid by the Company on or promptly after the Effective Date.
4.7    The Company, Resigning Trustee and Successor Trustee each hereby agree, upon reasonable request, to execute, acknowledge and deliver such further instruments of conveyance and assurance and to do such other things as may be necessary and reasonably requested to more fully and certainly vest and confirm in the Successor Trustee all of the properties, rights, powers and duties of Resigning Trustee under the Indenture. Resigning Trustee and Successor Trustee shall each be entitled to the reimbursement of all reasonable fees and costs (including reasonable attorneys’ fees) incurred in connection with responding to any such request under this Agreement.
4.8    No delay or failure on the part of any party hereto in exercising any right, power or remedy hereunder shall effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy.
4.9    This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof. THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR TRANSACTIONS CONTEMPLATED HEREBY.
4.10    This Agreement may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile or PDF transmission by the parties hereto shall constitute (i) effective execution and delivery of this Agreement as to the parties hereto and may be used in lieu of the original Agreement for all purposes and (ii) compliance by the respective parties hereto with the notice requirements of Section 13.02 of the Indenture and the execution and delivery requirements of Section 7.08 of the Indenture (including, without limitation, the Company’s obligation to appoint a successor Trustee and the Successor Trustee’s obligation to deliver a written acceptance of its appointment as successor Trustee to Resigning Trustee and the Company). Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
4.11    The Company acknowledges that, in accordance with Section 326 of the USA Patriot Act, Successor Trustee, in order to help fight the funding of terrorism and prevent money laundering, is required to obtain, verify and record information that identifies each person or legal entity that establishes a relationship or opens an account with Successor Trustee. The Company agrees that it will provide Successor Trustee with such information as it may reasonably request in order for Successor Trustee to satisfy the requirements of the USA Patriot Act.
4.12    This Agreement sets forth the entire agreement of the parties with respect to its subject matter, and supersedes and replaces any and all prior contemporaneous warranties, representations or agreements, whether oral or written, with respect to the subject matter of this Agreement other than those contained in this Agreement.
4.13    The Company, Resigning Trustee and Successor Trustee hereby acknowledge receipt of an executed counterpart of this Agreement and the effectiveness thereof.
4.14    In the event that any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be affected and shall continue to be valid and enforceable to the fullest extent permitted by law.
4.15    No amendment shall be made to this Agreement without the written consent of all parties hereto.
4.16    Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile and electronic transmission in PDF format) and shall be given to such party, addressed to it, as set forth below:
If to the Issuers:
c/o Ion Geophysical Corporation
2105 CityWest Boulevard, Suite 400
Houston, Texas 77042-2839
Email: jamey.seeley@iongeo.com
Attention: Jamey Seeley

If to Resigning Trustee:
Wilmington Trust, National Association
15950 N. Dallas Parkway, Suite 550
Dallas, TX 75248
Attn: W&T Offshore, Inc. Administrator
Facsimile: (888) 316-6238

If to Successor Trustee:
Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, DE 19801
Attention: Patrick Healy
Facsimile: (302) 299-3199
Email: phealy@wsfsbank.com

[Signature page follows]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement of Resignation and Appointment to be duly executed, all as of the day and year first above written.

ION GEOPHYSICAL CORPORATION
By:/s/ Jamey S. Seely
Name: Jamey S. Seely
Title: Executive Vice President, General Counsel & Corporate Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Resigning Trustee
By:/s/Shawn Goffinet
Name: Shawn Goffinet
Title: Assistant Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB
as Successor Trustee
By:/s/Raye D. Goldsborough
Name: Raye D. Goldsborough
Title: Assistant Vice President
EXHIBIT A
Documents to be delivered to Successor Trustee

1.	Complete and executed copies of the Indenture and each amendment and supplemental indenture thereto, if any, and the Intercreditor Agreement, and any amendments thereto, if any.

2.
Certified list of Holders, including certificate detail and all “stop transfers” and the reason for such “stop transfers” (or, alternatively, if there are a substantial number of registered Holders, the computer tape reflecting the identity of such Holders), under the Indenture.

3.	All original global notes (on April 8, 2016).

EXHIBIT B
Notice to Holders of Resignation and Appointment
NOTICE TO THE HOLDERS OF:
8.125% SENIOR SECURED SECOND PRIORITY NOTES DUE 2018
ISSUED BY ION GEOPHYSICAL CORPORATION
CUSIP: [462044AE8]
THIS NOTICE CONTAINS IMPORTANT INFORMATION THAT IS OF INTEREST TO THE BENEFICIAL OWNERS OF THE SUBJECT NOTES. IF APPLICABLE, ALL DEPOSITORIES, CUSTODIANS, AND OTHER INTERMEDIARIES RECEIVING THIS NOTICE ARE REQUESTED TO EXPEDITE RETRANSMITTAL TO SUCH BENEFICIAL OWNERS IN A TIMELY MANNER.
Reference is made to that certain (i) Indenture, dated as of May 13, 2013 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among ION Geophysical Corporation, as issuer (the “Company”), the guarantors party thereto, Wilmington Trust, National Association (“WTNA”), as trustee, registrar, paying agent and custodian (the “Original Trustee”) and U.S. Bank National Association, as collateral agent (the “Collateral Agent”) pursuant to which the Company issued its 8.125% Senior Secured Second Priority Notes due 2019 (the “Notes”), and (ii) Second Lien Intercreditor Agreement, dated May 13, 2013 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the Company, PNC Bank, as first lien representative and first lien collateral agent, WTNA, as second lien representative (the “Second Lien Representative”) and the Collateral Agent. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.
Pursuant to Section 7.08 of the Indenture, WTNA has resigned as Trustee, Registrar, Paying Agent and Custodian under the Indenture and as Second Lien Representative under the Intercreditor Agreement. Pursuant to Section 7.08 of the Indenture, the Company has appointed Wilmington Savings Fund Society, FSB (“WSFS”) as successor Trustee, Registrar, Paying Agent and Custodian under the Indenture and as Second Lien Representative under the Intercreditor Agreement, and WSFS has accepted such appointments. The address of the “Corporate Trust Office of the Trustee” for the Successor Trustee is:
Wilmington Savings Fund Society, FSB
500 Delaware Avenue
Wilmington, Delaware 19801
Attn: Mr. Patrick J. Healy
Email: phealy@wsfsbank.com
Please be advised that WTNA’s resignation as (i) Trustee and Second Lien Representative and WSFS’ appointment as Trustee and Second Lien Representative became effective as of March 25, 2016, and (ii) Paying Agent, Registrar and Custodian, and WSFS’ appointment as Paying Agent, Registrar and Custodian becomes effective as of April 8, 2016.

Dated: March __, 2016                WILMINGTON SAVINGS FUND
SOCIETY, FSB, as Successor Trustee

SCHEDULE 1
Successor Trustee Wire Instructions

WSFS Bank
409 Silverside Road Suite 100
Wilmington, DE 19809
Routing Number: 031100102
Beneficiary Name: Christiana Trust
Beneficiary Acct # 210576179
For Further Credit to: CH120195-0
NAME: ION Geophysical

SCHEDULE 2
Outstanding Principal on the Notes

$175,000,000.00 in aggregate principal amount of Notes.